Exhibit 99.1

FOR IMMEDIATE RELEASE

Unilife Corporation Announces Financial Results

For Fiscal Year 2012 Fourth Quarter

*        *        *

Unifill shipments being made to several new and recurring pharmaceutical customers

AutoInfusor devices selected by pharmaceutical companies for next stage evaluations

Commercial pipeline for Unifill doubles to 40 current and potential pharmaceutical customers

York, PA (July 30, 2012) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced financial results for the quarter ended June 30, 2012, (the fourth quarter of Fiscal Year 2012).

Unilife CEO, Alan Shortall stated, “We are pleased to have delivered on our key business milestones set out for the past twelve months, and remain on schedule to continue this consistent trend in the current fiscal year. I believe we are at a key inflection point in our growth. We have established a large and growing base of pharmaceutical companies who are seeking access to the Unifill® syringe and our other proprietary devices in order to generate brand differentiation and optimize revenues for their brand name, generic and biosimilar drugs. We look forward to the formalization of a series of long-term commercial partnerships moving forward.”

Unifill Prefilled Syringe

Mr. Shortall continued, “During the last quarter, we began to enter into commercial supply contracts with pharmaceutical customers for the Unifill syringe. New and recurring shipments of small batches of the Unifill syringe are now being made to a number of pharmaceutical customers on a regular basis. It has been indicated to us that some of these customers are now at various stages in the evaluation, stability study and fill-finish validation of our device. Several customers have reported to us that they are targeting the Unifill syringe for use with several of their approved and late-stage pipeline molecules. It has also been confirmed that the initial supply of the Unifill to other new global pharmaceutical customers will commence over the coming months.”

AutoInfusor Devices of Disposable Subcutaneous Delivery Systems

“Our AutoInfusor™ devices are generating market activity with a number of global pharmaceutical companies for the delivery of large dose volume drugs, such as monoclonal antibodies,” continued Mr. Shortall. “Utilizing a standard primary drug container, an LED display and intuitive steps of use, these compact and disposable patient-self administration systems can support the delivery of doses ranging from 1mL to 30mL.

“We have created a number of distinct technology platforms within our AutoInfusor family of devices. The Precision-Therapy™ range is designed for use with bolus based therapies that require short or long duration injections, while our Flex-Therapy™ range is for rate-based therapies requiring infusion over a longer duration of time. Brought together, our AutoInfusor family of devices represents the most complete and customer-focused range of disposable delivery systems available for use with large dose volume drugs.

Unilife Corporation

250 Cross Farm Lane, York, PA 17406     T + 1 717 384 3400     F + 717 384 3401     E info@unilife.com     W www.unilife.com

“Following head-to-head user acceptance and preference studies conducted by one of our pharmaceutical customers, we have been advised that our Precision-Therapy line of devices has been selected to enter the next phase of evaluations for use with a number of their pipeline drugs. Upon successful completion of these evaluations, the products will be considered by the pharmaceutical customer for a number of long-term development and commercial supply agreements. Similar progress is also being made with other global pharmaceutical companies with our Precision-Therapy product line as well as our Flex-Therapy product line, with additional evaluations scheduled for a number of pipeline drugs during this calendar year.”

A Large and Expanding Commercial Pipeline

“By showcasing our unparalleled capacity to address customer needs with speed, agility and innovation, we have doubled our pipeline of current and potential customers to more than 40 pharmaceutical companies in this fiscal year,” continued Mr. Shortall.

“Having made significant R&D investments in recent quarters to expand our portfolio in response to customer needs, we are pleased to advise that the majority of these companies are seeking access to more than one of our devices and targeting multiple drugs. We estimate that between five and ten of these customer relationships have now reached an advanced stage. We expect to generate recurring and incremental revenues for Unilife from many of these long-term partnerships as they are formalized,” Mr. Shortall concluded.

Cash Position

Unilife had $13.8 million of total cash (including restricted cash) as of June 30, 2012. In July 2012, Unilife raised net proceeds of $18.8 million from the sale of common stock, resulting in a pro forma cash balance of $32.6 million.

Financial Results for Three Months Ended June 30, 2012

Revenues for the three months ended June 30, 2012 were $1.2 million compared to $0.7 million for the same period in 2011. During the three months ended June 30, 2012, the Company recognized revenue of $0.6 million related to the clinical development and supply of a novel device for targeted organ delivery.

The Company’s net loss for the three months ended June 30, 2012 was $14.9 million, or $0.21 per share, compared to a net loss of $10.5 million, or $0.17 per share, for the same period in 2011. The increase in the net loss was primarily attributable to an increase in research and development expenses related to the development of the Company’s portfolio of advanced drug delivery devices.

Adjusted net loss for the three months ended June 30, 2012 was $11.0 million, or $0.15 per share, compared to $6.3 million, or $0.10 per share, for the same period in 2011. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization and interest expense.

Financial Results for the Year Ended June 30, 2012

Revenues for the year ended June 30, 2012 were $5.5 million compared to $6.7 million for the same period in 2011. During the year ended June 30, 2012, the Company recognized revenue of $1.4 million related to the clinical development and supply of a novel device for targeted organ delivery. During both the year ended June 30, 2012 and 2011, the Company recognized revenue related to a milestone payment under its industrialization agreement. During the year ended June 30, 2011, the Company recorded $2.7 million in product sales related to its contract manufacturing operations which was discontinued during December 2010, in order to focus on the commercialization, production and supply of its own propriety line of products.

The Company’s net loss for the year ended June 30, 2012 was $52.3 million, or $0.78 per share, compared to a net loss of $40.7 million, or $0.70 per share, for the same period in 2011. The increase in the net loss was primarily attributable to an increase in research and development expenses related to the development of the Company’s portfolio of advanced drug delivery devices. These amounts were partially offset by a reduction in payroll and share-based compensation expense included in selling, general and administrative expenses.

Adjusted net loss for the year ended June 30, 2012 was $37.7 million, or $0.56 per share, compared to $27.1 million, or $0.47 per share, for the same period in 2011. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization and interest expense.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Standard Time on July 30, 2012, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of advanced drug delivery systems. Unilife collaborates with pharmaceutical and biotechnology companies seeking innovative, differentiated devices that can enable or enhance the delivery of injectable drugs and vaccines supplied in either a liquid stable or lyophilized form. The Unifill syringe, the world’s first and only prefilled syringe with fully integrated safety features, sits at the leading edge of this diversified portfolio. In addition to prefilled and hypodermic safety syringes with automatic, user-controlled needle retraction, Unilife has other proprietary technology platforms including drug reconstitution delivery systems, auto-injectors, auto-infusion pump systems and specialized devices for targeted organ delivery. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information on Unilife, please visit www.unilife.com

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization and interest expense.

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter

KCSA Strategic Communications	Westwicke Partners	Unilife Corporation

P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500

(Tables Below)

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	June 30, 2012	June 30, 2011
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$11,410	$17,910
Restricted cash	2,400	2,400
Accounts receivable	1,042	13
Inventories	212	626
Prepaid expenses and other current assets	676	381

Total current assets	15,740	21,330
Property, plant and equipment, net	52,514	54,020
Goodwill	12,734	13,265
Intangible assets, net	34	42
Other assets	1,286	821

Total assets	$82,308	$89,478

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,399	$2,405
Accrued expenses	2,209	2,696
Current portion of long-term debt	5,655	2,274
Deferred revenue	2,595	2,706

Total current liabilities	12,858	10,081
Long-term debt, less current portion	23,110	20,413
Deferred revenue	2,595	5,412

Total liabilities	38,563	35,906

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of June 30, 2012; none issued or outstanding as of June 30, 2012 and 2011	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of June 30, 2012; 75,849,439 and 63,924,403 shares issued, and 75,820,769 and 63,905,053 shares outstanding as of June 30, 2012 and 2011, respectively	758	639
Additional paid-in-capital	212,326	169,590
Accumulated deficit	(172,634)	(120,332)
Accumulated other comprehensive income	3,435	3,775
Treasury stock, at cost, 28,670 and 19,350 shares as of June 30, 2012 and 2011, respectively	(140)	(100)

Total stockholders’ equity	43,745	53,572

Total liabilities and stockholders’ equity	$82,308	$89,478

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share data)
Revenues:
Industrialization and development fees	$565	$—	$2,820	$1,350
Licensing fees	645	678	2,638	2,527
Product sales and other	16	17	61	2,773

Total revenues	1,226	695	5,519	6,650
Cost of product sales	476	148	584	2,597

Gross profit	750	547	4,935	4,053
Operating expenses:
Research and development	6,909	2,690	23,137	9,631
Selling, general and administrative	7,113	7,185	27,685	31,571
Depreciation and amortization	1,239	1,517	4,582	4,009

Total operating expenses	15,261	11,392	55,404	45,211

Operating loss	(14,511)	(10,845)	(50,469)	(41,158)
Interest expense	572	270	2,120	511
Interest income	(22)	(67)	(124)	(399)
Other income	(200)	(503)	(163)	(588)

Net loss	$(14,861)	$(10,545)	$(52,302)	$(40,682)

Loss per share:
Basic and diluted loss per share	$(0.21)	$(0.17)	$(0.78)	$(0.70)

UNILIFE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Net loss	$(14,861)	$(10,545)	$(52,302)	$(40,682)
Share-based compensation expense	2,098	2,420	7,886	9,022
Depreciation and amortization	1,239	1,517	4,582	4,009
Interest expense	572	270	2,120	511

Adjusted net loss	$(10,952)	$(6,338)	$(37,714)	$(27,140)

Adjusted net loss per share—diluted	$(0.15)	$(0.10)	$(0.56)	$(0.47)

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